SUB-ITEM 77Q1
                          MFS VARIABLE INSURANCE TRUST
                                  On behalf of
                                MFS VALUE SERIES

This document is hereby incorporated to this N-SAR filing by reference: MFS Value Series was established and designated as a series. A Form of Amendment to the Declaration of Trust - Establishment and Designation of MFS Value Series, Amendment to the By-Laws, and a Form of Master Investment Advisory Agreement between the Registrant and Massachusetts Financial Services Company on behalf of MFS Value Series were all incorporated by reference to Registrant's Post-Effective Amendment No. 16 (File Nos. 33-74668 and 811-8326) as filed with the SEC via EDGAR on October 12, 2001.